Exhibit 3.163

RESTATED CERTIFICATE OF INCORPORATION

OF

ARATEX UNIFORM MANUFACTURING COMPANY

(Originally Incorporated on November 21, 1986

under the name “DELSAC V, INC.”)

FIRST: The name of the corporation is ARATEX Uniform Manufacturing Company.

SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall be authorized to issue 1,000 shares all of which are to be of one class and with a par value of $1.00 per share.

FIFTH: Elections of directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the corporation.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of` this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates but does not further amend the Corporation’s Certificate of Incorporation, as heretofore amended, having been duly adopted pursuant to the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware, has been duly executed this 3rd day of September, 1993.

ARATEX UNIFORM MANUFACTURING COMPANY

By:	/s/ Michael O’Hara
Michael O’Hara Vice President

Attest:	/s/ Priscilla M. Bodnar
Priscilla M. Bodnar Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

* * * * *

ARATEX UNIFORM MANUFACTURING COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Restated Certificate of Incorporation of ARATEX UNIFORM MANUFACTURING COMPANY be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is: ARAMARK Uniform Manufacturing Company

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Amendment shall become effective on October 10, 1994.

IN WITNESS WHEREOF, said ARATEX UNIFORM MANUFACTURING COMPANY has caused this certificate to be signed by Bruce Lafferman, its vice president and attested by Laurence G. Miller, its secretary, this 3rd day of October, 1994.

ARATEX UNIFORM MANUFACTURING COMPANY

By	/s/ Bruce Lafferman
Bruce Lafferman, Vice President

ATTEST:

By	/s/ Laurence G. Miller
Laurence G. Miller, Secretary